Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

VERTICAL COMPUTER SYSTEMS, INC.

Vertical Computer Systems, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Vertical Computer Systems, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the amendment is as follows:

RESOLVED, that Article IV of the Certificate of Incorporation shall be amended to read in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue is: 2,000,000,000 shares of Common Stock having a par value of $.0000l per share (“Common Stock”); 1,000,000 shares of Series “A” Preferred Stock having a par value of $.001 per share; 375,000 shares of Series “B” Preferred Stock having a par value of $.001 per share; 375,000 shares of Series “C” Preferred Stock having a par value of $.001 per share; and 300,000 shares of Series “D” Preferred Stock having a par value of $.001 per share (collectively “Preferred Stock”).

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable laws of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Vertical Computer Systems, Inc. has caused this certificate to be signed by its President, this 27th day of February, 2015.

VERTICAL COMPUTER SYSTEMS, INC.

   By: /s/Richard Wade

               Richard Wade

               President and CEO